CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-227820 and 333-236223) of our audit report dated April 15, 2021 with respect to the consolidated balance sheets of Fearless Films, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2020. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about Fearless Films, Inc.’s ability to continue as a going concern.

Spokane, Washington

April 15, 2021